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Exhibit (a)(1)(O)

Press Release

thinkorswim Stockholders Approve Acquisition by TD AMERITRADE

        NEW YORK—June 9, 2009—thinkorswim Group Inc. (NASDAQ: SWIM; "thinkorswim"), a leading provider of online brokerage and investor education services, announced that its stockholders have voted to approve the proposed acquisition of thinkorswim by TD AMERITRADE (NASDAQ: AMTD) at a special meeting of thinkorswim stockholders held earlier today. In addition, thinkorswim stockholders approved an amendment to thinkorswim's stock option plan to permit the grant of thinkorswim restricted stock units and a stock option exchange program that will permit thinkorswim's eligible employees and independent contractors to exchange certain thinkorswim options for restricted stock units, which will be assumed by TD AMERITRADE in the merger.

        The acquisition is currently expected to close on June 11, 2009, subject to the satisfaction of closing conditions contained in the merger agreement. At the closing of the transaction, thinkorswim stockholders will receive $3.34 in cash and 0.3980 of a share of TD AMERITRADE common stock per share of thinkorswim common stock.

        "We are pleased with the approval vote, which allows us to proceed with a transaction that we believe represents significant value for thinkorswim stockholders, while creating a combined organization with unparalleled breadth and depth of resources to serve the active trader and investor education markets," said Lee Barba, chairman and chief executive officer of thinkorswim.

About thinkorswim Group Inc.

        thinkorswim Group Inc. (www.thinkorswim.com) offers market-leading online brokerage, investor education and related financial products and services for self-directed investors and active traders. thinkorswim Inc., our award-winning online brokerage division, provides a suite of trading platforms serving self-directed and institutional traders and money managers. thinkorswim platforms have easy-to-use interfaces, sophisticated analytical and research tools, and fast and efficient order execution for even the most complex trading strategies. thinkorswim customers trade a broad range of products including stock and stock options, index options, futures and futures options, forex, mutual funds and fixed income. Investools' Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats. Investools' graduates can then apply what they've learned by trading with thinkorswim's online brokerage platforms.

About TD AMERITRADE Holding Corporation

        TD AMERITRADE Holding Corporation, through its brokerage subsidiaries,(1) provides a dynamic balance of investment products and services that make it the investment firm of choice for millions of retail investor and independent registered investment advisor (RIA) clients. Listed by Forbes as one of America's best big companies, the Company offers a full spectrum of investment services, including a leading active trader program, intuitive long-term investment solutions and a national branch system, as well as relationships with one of the largest independent RIA networks.(2) The Company's common stock trades under the ticker symbol AMTD. For more information, please visit www.amtd.com.

(1)
TD AMERITRADE, Inc., member FINRA (www.finra.org) /SIPC (www.SIPC.org), receives clearing and custodial services from TD AMERITRADE Clearing, Inc., member FINRA/SIPC. TD AMERITRADE and TD AMERITRADE Clearing, Inc. are subsidiaries of TD AMERITRADE Holding Corporation.

(2)
More info on the Forbes award is available at www.forbes.com/platinum.

Safe Harbor

        This press release may contain forward-looking statements. Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," or similar statements. All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to substantial risks and uncertainties. These risks and uncertainties include, but are not limited to: general changes in economic conditions and changes in conditions affecting the financial services industry specifically, regulatory developments that affect the way we market or sell our products and services, our inability to protect our proprietary technology, our ability to sell existing products and services in both new and existing markets, and other factors which are more fully described in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, actual results may vary in material aspects from those currently anticipated. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

Additional Information and Where to Find It

        On April 17, 2009, thinkorswim filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO commencing the stock option exchange program. Persons who may be eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, because they contain important information about the stock option exchange program. Stockholders and option holders of thinkorswim may obtain these written materials and other documents filed by thinkorswim with the SEC free of charge from the SEC's website at www.sec.gov.

Investor Contact:

Ida Kane, SVP and CFO
801.816.6918
 ida.kane@thinkorswimgroup.com

Frank Milano
203.682.8343
 frank.milano@icrinc.com

Media Contact:

Fran Del Valle
212.717.5499
 frances.delvalle@influencecentral.com

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  Exhibit (a)(1)(O)